UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 28, 2010

KILROY REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (310) 481-8400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT AND ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

On January 28, 2010, Kilroy Realty Corporation’s (the “Company”) operating subsidiary, Kilroy Realty, L.P. (the “Operating Partnership”), entered into a mortgage loan transaction (the “Loan”) pursuant to which The Northwestern Mutual Life Insurance Company (the “Lender”) provided financing in the principal amount of $71,000,000 secured by, among other things, a first lien deed of trust and security agreement (the “Deed of Trust”) encumbering five (5) parcels of land located in Los Angeles and San Diego Counties, together with the buildings and other improvements located thereon (collectively, the “Properties” and each, a “Property”).

The Loan is evidenced by a Promissory Note (the “Note”), which matures on February 1, 2017, bears interest at an annual rate of 6.51% and requires monthly payments based on a 30-year amortization period.  The Operating Partnership has used the proceeds of the Loan to repay certain existing indebtedness and for general operating purposes.

The Note, the Deed of Trust and the other loan documents entered into in connection with the Loan contain covenants and restrictions including, among other things, requirements that the Operating Partnership provide certain financial and operating information to the Lender, restrictions on the ability of the Operating Partnership to prepay the Loan and restrictions on the transfer of any or all of the Properties during the term of the Loan.  In addition, the Deed of Trust prohibits transfers of direct and indirect ownership interests in the Operating Partnership if, as a result of such transfers, the Company no longer controls the Operating Partnership.  Non-compliance with one or more of the covenants could result in the Lender having the right to accelerate the principal balance of the Loan.

The Loan is generally non-recourse to the Operating Partnership, but the Lender has recourse for customary recourse provisions for a non-recourse loan.  In connection with the Loan, the Company guaranteed the recourse provisions and also agreed to guarantee the Loan if the Operating Partnership files or becomes subject to a bankruptcy or liquidation proceeding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION
Date: February 2, 2010
	By:	/s/ Heidi R. Roth
Heidi R. Roth
Senior Vice President and Controller

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